EXHIBIT 5.1


                                                              October 4, 2005

Cytec Industries Inc.,
  Five Garret Mountain Plaza,
    West Paterson, New Jersey  07424.

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), and issuance by you of (i) $250,000,000 principal amount of 5.5% Notes due 2010 (the "2010 Notes") and (ii) $250,000,000 principal amount of 6.0% Notes due 2015 (the "2015 Notes" and, together with the 2010 Notes, the "Securities") pursuant to the Indenture, dated as of March 15, 1998, as amended by the First Supplemental Indenture, dated as of May 11, 1998 (the "Indenture"), between Cytec Industries Inc. (the "Company") and JPMorgan Chase Bank, National Association, as successor to PNC Bank, National Association, as Trustee (the "Trustee"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company


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Cytec Industries Inc.,                                                       -2-


enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         As contemplated by the qualifications set forth above, in rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

         The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimens thereof examined by us, that the Trustee's certificates of authentication of the Securities have been manually signed by one of the Trustee's authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

         We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company for purposes of incorporating this opinion into the registration statement relating to the Securities and to the references to us under the heading "Validity of Notes" in the Prospectus Supplement relating to the Securities. In


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Cytec Industries Inc.,                                                       -3-


giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                  Very truly yours,

                                                  /s/ Sullivan & Cromwell LLP